Exhibit 99.1

March 4, 2020 at 08:30AM Eastern

Air Industries Group Receives $ 9.3 Million Order.

Bay Shore, NY -- (Business Wire) – March 5, 2020 – Air Industries Group (NYSE AMEX: AIRI):

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, is pleased to announce that it has received a firm order for $ 9.3 Million for “Thrust Struts,” a critical component in the Pratt & Whitney Geared-Turbo-Fan (“GTF”) jet engine. This purchase order is part of a contract, Long-Term Agreement (LTA), previously announced on January 14, 2020. This purchase order is for product deliverable during the second half of calendar 2020 and the first quarter of 2021.

Separately, Air Industries will release its fiscal 2019 financial results, after the market closes, at approximately 4:30pm on Tuesday March 24, 2020. The Company will also host a conference call for investors on Wednesday March 25, 2020 at 8:30 am.

Investor Conference Call

Management will host a conference call on Wednesday March 25, 2020 at 08:30AM Eastern

Conference Toll-Free Number 800-309-1256

Passcode – 572 887

Mr. Lou Melluzzo, CEO of Air Industries commented: “In January we announced a five-year contract, a Long-Term Agreement with a potential value in excess of $ 60 Million. This firm order is the first release against this Long-Term Agreement.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of complex machined products including landing gear, flight control, and jet turbine components for leading aerospace and defense prime contractors.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.328.7078

ir@airindustriesgroup.com